EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Cereplast, Inc.
Hawthorne, California
We hereby consent to the incorporation in this Registration Statement of Cereplast, Inc. on Form SB-2, of our report dated March 15, 2007, and to all references to our firm included in this Registration Statement.
/s/ HJ Associates & Consultants, LLP
HJ Associates & Consultants, LLP
Salt Lake City, Utah
July 3, 2007